Contact:                      Thomas J. Linneman                                                                                               For immediate release
513-661-0457

Cheviot Financial Corp. Reports First-Quarter Earnings

CINCINNATI, Ohio – April 30, 2013 – Cheviot Financial Corp. (NASDAQ: CHEV), the parent company of Cheviot Savings Bank, today reported net earnings for the first fiscal quarter of 2013 of $791,000, or $0.11 cents per share. Net earnings for the three months ended March 31, 2012 totaled $883,000 or $0.12 cents per share.

Net earnings for the three months ended March 31, 2013 decreased by $92,000, or 10.4% from net earnings reported for the March 2012 period.  The decrease in net earnings reflects a decrease in interest income of $476,000, an increase in general, administrative and other expense of $101,000 and a decrease in other income of $29,000, which were partially offset by a decrease in interest expense of $364,000, a decrease of $95,000 in the provision for losses on loans and a decrease in the provision for federal income taxes of $55,000.  The Savings Bank, like most financial institutions continues to be challenged by the prolonged low interest rate environment that has existed since 2009.

Total interest income decreased $476,000, or 8.6%, to $5.1 million for the three-months ended March 31, 2013, from the comparable quarter in 2012.   Interest income on loans decreased $758,000, or 15.7%, to $4.1 million during the 2013 period from $4.8 million for the 2012 period.  This decrease was due primarily to a $41.5 million decrease in the average balance of loans outstanding and by a 27 basis point decrease in the average yield to 4.84% from 5.11% in the 2012 quarter.  Interest income on mortgage-backed securities decreased $19,000, or 31.7%, to $41,000 for the three months ended March 31, 2013, from $60,000 for the 2012 quarter, due primarily to a 36 basis point decrease in the average yield and a $2.0 million decrease in the average balance of securities outstanding period to period.  Interest income on investment securities increased $300,000, or 52.7%, to $869,000 for the three months ended March 31, 2013, compared to $569,000 for the same quarter in 2012, due primarily to an increase of $63.6 million, or 52.3%, in the average balance of investment securities outstanding and a 1 basis point increase in the average yield to 1.88% in the 2013 quarter.  During the current low interest rate period the Savings Bank has sought to invest in shorter-term and more liquid investments.

Interest expense decreased $364,000, or 23.9%, to $1.2 million for the three months ended March 31, 2013, from $1.5 million for the same period in 2012.  Interest expense on deposits decreased by $305,000, or 24.0%, to $967,000 from $1.3 million, due primarily to a $9.8 million decrease in the average balance outstanding, which was partially offset by a 23 basis point decrease in the average costs of deposits to 0.80% during the 2013 period.  Interest expense on borrowings decreased by $59,000, or 23.4%, due primarily to a $6.7 million, or 22.2%, decrease in the average balance outstanding and a 5 basis point decrease in the average cost of borrowings.  As a result of the foregoing changes in interest income and interest expense, net interest income decreased by $112,000, or 2.8%, to $3.9 million for the three months ended March 31, 2013.  The average interest rate spread decreased 11 basis points to 2.86% for the three months ended March 31, 2013 from 2.97% for the three months ended March 31, 2012.  The net interest margin decreased to 2.91% for the three months ended March 31, 2013 from 3.00% for the three months ended March 31, 2012.

For the three months ended March 31, 2013, the company recorded a provision for losses on loans of $55,000, as compared to $150,000 for the three months ended March 31, 2012.  The decrease in the loan loss provision reflects a decrease in the loan portfolio of $7.0 million and a decrease of $874,000 in non-performing originated loans from December 31, 2012.

Other income decreased $29,000, or 3.0%, to $947,000 for the three months ended March 31, 2013, compared to the same quarter in 2012, due primarily to a decrease in the gain on sale of loans of $139,000 and a decrease in service fee income of $39,000, which was partially offset by an increase in other operating income of $137,000.

Cheviot Financial Corp.

General, administrative and other expense increased $101,000, or 2.8%, to $3.7 million for the three months ended March 31, 2013, from $3.6 million for the comparable quarter in 2012.  The increase is a result of an increase of $73,000 in property, payroll and other taxes and an increase of $49,000 in real estate owned loss expense.  The increase in property, payroll and other taxes is due to an increase in franchise tax expense.  The increase in real estate owned loss expense is a result of the impairment of two properties acquired through foreclosure based on updated appraised values.

The provision for federal income taxes decreased $55,000, or 14.1%, for the three months ended March 31, 2013.   The effective tax rate for the three months ended March 31, 2013 was 29.8%.

At March 31, 2013, total assets were $620.3 million, compared with $632.0 million at December 31, 2012.  Total assets decreased $11.7 million, or 1.9%, primarily due to the decrease in investment securities of $28.4 million and a decrease in loans receivable of $7.0 million.  The decrease in investment securities was a result of maturities of $61.2 million, which was offset by purchases of investment securities designated as available for sale totaling $31.3 million and purchases of corporate securities of $1.9 million.  The decrease in loans receivable resulted from the sale of loans in the secondary market of $16.6 million and principal repayments of $18.4 million, which was partially offset by loan originations of $28.8 million.

Total liabilities were $515.1 million at March 31, 2013, a decrease of $9.0 million, or 1.7% compared to $524.1 million at December 31, 2012.  The decrease in total liabilities is a result of a decrease of $4.4 million, or 0.9% in total deposits which totaled $486.2 million at March 31, 2013, as compared to $490.6 million at December 31, 2012.  Advances from the Federal Home Loan Bank of Cincinnati decreased by $2.0 million, or 8.2%, to $22.3 million at March 31, 2013, from $24.3 million at December 31, 2012.  The decrease is a result of approximately $2.0 million in repayments during the three months ended March 31, 2013.

Shareholders’ equity at March 31, 2013 was $105.2 million, a decrease $2.7 million, or 2.5%, from December 31, 2012.  The decrease primarily resulted from purchasing 233,231 shares through the stock buyback program for a total cost of $2.5 million, dividend payments on common stock of $663,000 and a decrease in the unrealized gain on securities designated as available for sale of $297,000, which was partially offset by net income of $791,000.

Cheviot Savings Bank was established in 1911 and currently has twelve full-service offices in Hamilton County, Ohio.

# # #

Unaudited financial statements follow.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties. The company undertakes no obligation to update any forward-looking statement.

	(Unaudited) 3/31/2013	12/31/2012	(Unaudited) 9/30/2012	(Unaudited) 6/30/2012	(Unaudited) 3/31/2012
	(In thousands)
ASSETS:

Cash and cash equivalents	$48,588	$25,114	$35,357	$38,571	$45,786
Investment securities available for sale	167,583	195,963	191,039	170,047	155,432
Mortgage-backed securities available for sale	5,576	6,029	6,386	6,706	7,198
Mortgage-backed securities held to maturity-at cost	3,479	3,581	3,730	3,886	4,031
Loans receivable, net (1)	333,447	340,414	343,836	361,328	373,538
Other assets	61,577	60,881	53,086	53,623	53,439
Total Assets	$620,250	$631,982	$633,434	$634,161	$639,424

LIABILITIES:
Deposits	$486,207	$490,646	$494,929	$495,705	$499,542
Advances from the Federal Home Loan Bank	22,331	24,314	25,399	26,854	28,498
Other liabilities	6,526	9,122	5,728	4,263	5,488
Total Liabilities	515,064	524,082	526,056	526,822	533,528
Total Shareholders’ equity	105,186	107,900	107,378	107,339	105,896
Total Liabilities and Shareholders’ equity	$620,250	$631,982	$633,434	$634,161	$639,424

	For the Three Months Ended
	(Unaudited) 3/31/2013	12/31/2012	(Unaudited) 9/30/2012	(Unaudited) 6/30/2012	(Unaudited) 3/31/2012
	(In thousands, except per share data)
Selected Operating Data:
Total interest income	$5,081	$5,292	$5,368	$5,472	$5,557
Total interest expense	1,160	1,271	1,363	1,443	1,524
Net interest income	3,921	4,021	4,005	4,029	4,033
Provision for losses on loans	55	290	590	250	150
Net interest income after provision for loan losses	3,866	3,731	3,415	3,779	3,883
Total other income	947	1,035	1,136	1,179	976
Total general, administrative and other expense	3,687	3,674	3,858	3,443	3,586
Earnings before income taxes	1,126	1,092	693	1,515	1,273
Federal income taxes	335	327	194	307	390
Net earnings	$791	$765	$499	$1,208	$883

Earnings per share-basic and diluted	$0.11	$0.10	$0.07	$0.16	$0.12
(1)	Includes held for sale, net of allowance for loan losses and deferred loan costs.

	For the Three Months Ended
	(Unaudited) 3/31/2013	(Unaudited) 12/31/2012	(Unaudited) 9/30/2012	(Unaudited) 6/30/2012	(Unaudited) 3/31/2012

Selected Financial Ratios and Other Data (1):

Performance Ratios:
Return average assets	0.51%	0.48%	0.31%	0.76%	0.56%
Return on average equity	2.93	2.83	1.84	4.53	3.49
Average equity to average assets	17.30	17.09	17.03	16.69	15.99
Net interest margin (2)	2.91	2.88	2.89	2.94	3.00
Interest rate spread (2)	2.86	2.82	2.82	2.90	2.97
Average interest-earning assets to average interest-bearing liabilities	105.84	107.61	106.35	104.01	102.35
Total general, administrative and other expenses to average total assets	2.36	2.32	2.43	2.16	2.27
Efficiency ratio (3)	75.74	72.67	75.04	66.11	71.59

Other Financial Ratios:
Basic earnings per share	$0.11	$0.10	$0.07	$0.16	$0.12
Diluted earnings per share	$0.11	$0.10	$0.07	$0.16	$0.12
Tangible book value per common share	$12.72	$12.68	$12.67	$12.66	$12.46
Shares outstanding	7,363,326	7,596,557	7,596,557	7,596,557	7,596,557
Weighted average shares	7,300,012	7,348,785	7,348,351	7,348,351	7,618,322
Weighted average diluted shares	7,306,700	7,354,823	7,355,046	7,356,032	7,625,713

Asset Quality Ratios:
Nonperforming loans as a percent of net loans (4)	3.59	3.14	3.36	3.86	3.53
Nonperforming assets as a percent of total assets (4)	2.67	2.32	2.42	2.79	2.69
Allowance for loan losses as a percent of net loans	0.48	0.63	0.58	0.44	0.38
Allowance for loan losses as a percent of nonperforming loans	9.71	14.73	13.05	9.03	8.39
Allowance for loan losses as a percent of net originated loans (5)	0.59	0.81	0.79	0.76	0.66
Allowance for loan losses as a percent of net purchased loans(5)	0.45	0.54	0.41	—	—
Allowance for loan losses as a percent of originated non-performing assets(5)	14.23	19.41	17.75	17.15	16.31
Allowance for loan losses as purchased non-performing assets(6)	9.85	11.17	8.70	—	—
Net charge-offs to average loans	0.18	0.17	0.14	0.09	0.04

Regulatory Capital Ratios (Bank Only):
Tangible capital	12.77%	12.39%	12.56%	12.45%	12.14%
Core capital	12.77	12.39	12.56	12.45	12.14
Rick-based capital	25.30	25.60	26.31	25.48	24.70

Number of:
Banking offices	12	12	12	12	12

(1) With the exception of end of period ratios, all ratios are based on average monthly balances during  the periods.

(2)
Interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average rate on interest-bearing liabilities.  Net interest margin represents net interest income as a percentage of average interest-earning assets.

(3)	Efficiency ratio represents the ratio of general, administrative and other expenses divided by the sum of net interest income and total other income.

(4)
Nonperforming loans consist of non-accrual loans and accruing loans greater than 90 days delinquent, while nonperforming assets consist of non-performing loans and real estate acquired through foreclosure.  Includes non-performing assets acquired from First Franklin Corporation.

(5)
Ratios exclude the effects of loans and non-performing assets acquired from First Franklin Corporation, as such purchased loans and assets are recorded at fair value at the time of acquisition, and without the related allowance for loan losses as reflected on the target entity’s financial statements.

(6)	Net purchased loans and non-performing assets includes one-to-four family residential loans without a credit quality discount applied only.